UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 14, 2021

FOMO CORP.

(Exact name of Registrant as specified in its Charter)

CALIFORNIA	001-13126	83-3889101
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1 E Erie St, Ste 525 Unit #2250, Chicago, IL 60611

(Address of principal executive offices)

(630) 286-9560

(Registrant’s Telephone Number)

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common	ETFM	OTC Pink

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2) [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act [X]

FOMO CORP. is referred to herein as “we”, “us”, or “us”

ITEM 8.01 Other Events

FOMO CORP. (“FOMO”) has added Bill Butler to its Advisory Board under a three-year term. FOMO is granting Mr. Butler 20,000,000 common stock purchase warrants @ $0.01 with a three-year expiration for his services. Mr. Butler is CEO of SmartGuard UV @ www.smartguardUV.com, a smart lighting, disinfection and energy solutions provider which is under a letter of intent (“LOI”) to sell to FOMO filed under separate cover. Mr. Butler’s bio follows:

Bill has enjoyed a diverse and successful career on Wall Street for over 30 years. He has held leadership positions in sales and marketing with some of Wall Street’s most prestigious firms. Bill started his career at Merrill Lynch as a Financial Advisor then joined Bankers Trust as an SVP in the structured products group specializing in mortgage-backed securities. Bill joined Source Capital Group in 2000 as the co-head of Investment Banking. It was at Source Capital that Bill became dedicated to financing energy efficient technologies. It was this passion that led him to co-found LED Funding, LLC in 2014 pioneering the shared savings Lighting As-A Service model.

In February 2020, Bill became the CEO of SmartGuard UV to help address the COVID-19 pandemic using robots with UV lighting to disinfect buildings. Bill is responsible for marketing and finance for all SmartGuard products. He is a graduate of the University of Delaware with a Bachelor of Science degree majoring in Economics and Marketing. Bill resides in Ridgefield, CT with his family and is an active member of several local charity organizations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FOMO CORP.

Date: February 16, 2021	By:	/s/ Vikram Grover
Vikram Grover
Chief Executive Officer